Baum & Company, P.A.
                        1515 University Drive - Suite 209
                          Coral Springs, Florida 33071


November 16, 2005


Securities and Exchange Commission
100 F Street NW
Washington, DC  20549

RE:  Bio-Solutions International, Inc.
     File No. 33-25126-D


We have read the statements that Bio-Solutions International, Inc. included under Item 4 of the Form 8K/A expected to filed on November 17, 2005 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.



Very truly yours,


/s/ Baum & Company, P.A.